Exhibit 16.1
April 4, 2006
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549
Gentlemen:
We have read the section entitled “Selected Financial Data” in Replidyne, Inc.’s registration statement on Form S-1 pertaining to the initial public offering of Replidyne, Inc.’s common stock, and we are in agreement with the statements concerning our Firm contained in the last paragraph of such section. We have no basis to agree or disagree with other statements of Replidyne, Inc. contained therein.
Very truly yours,
/s/ PricewaterhouseCoopers LLP